UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 20, 2003

TROY GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-24413	33-0807798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2331 South Pullman Street		92705
Santa Ana, California		(Zip Code)
(Address of Principal Executive Offices)

(949) 250-3280
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, If Changed Since Last Report)

Item 5.  Other Events.

TROY Group, Inc. (the “Company”) today announced that it has entered into an Agreement and Plan of Merger, dated as of March 20, 2003 (the “Merger Agreement”), which sets forth the terms and conditions of the proposed acquisition (the “Merger”) of the Company by Dirk, Inc., a Delaware corporation (“Dirk, Inc.”) controlled by Patrick Dirk, the founder of the Company, and his family members.

Under the terms of the Merger Agreement, stockholders of the Company (other than Dirk, Inc. and the Dirk family members) will receive $2.70 per share, in cash, for each outstanding share of Company common stock owned by such stockholders.  The transaction is structured as a forward merger in which Dirk, Inc. will merge with and into the Company, with the Company continuing as the surviving corporation.  The board of directors of both the Company and Dirk, Inc. have unanimously approved the Merger Agreement and the Merger.  In the case of the Company’s Board, the approval follows the unanimous recommendation of a special committee of outside directors of the Company that was formed to evaluate and respond to the Dirks’ original proposal.

The Company expects the merger to close in June or July 2003.  The Merger is subject to (i) approval by the holders of a majority of the outstanding shares of the Company’s common stock which are outstanding as of the record date for the special meeting of the Company’s stockholders to be called to consider the Merger (the “Special Meeting”), (ii) approval by the holders of a majority of the shares of the Company’s common stock voting on the Merger at the Special Meeting (excluding shares beneficially owned by Dirk, Inc., the Dirk family members and any officers or directors of Dirk, Inc. or the Company), (iii) the completion of the financing arrangements necessary to consummate the Merger, and (iv) certain other closing conditions.

Attached and incorporated herein by reference in their entirety as Exhibits 2.1 and 99.1 are copies of, respectively, the Merger Agreement and the press release announcing the proposed acquisition.

Item 7.  Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.  Not Applicable

(b) Pro Forma Financial Information.  Not Applicable

(c) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of March 20, 2003, among Troy Group, Inc. and Dirk, Inc.

99.1	Press Release of Troy Group, Inc. issued March 20, 2003

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TROY GROUP, INC.

	By:	/s/ PATRICK J. DIRK
Patrick J. Dirk
Chairman, President and Chief Executive Officer
Dated: March 20, 2003

TROY GROUP, INC.

FORM 8-K

Exhibit Index

Exhibit No.	Description	Method of Filing
2.1	Agreement and Plan of Merger, dated as of March 20, 2003, among Troy Group, Inc. and Dirk, Inc.	Filed herewith.

99.1	Press Release of Troy Group, Inc., issued March 21, 2003	Filed herewith.